EXHIBIT 10.32

Execution Version

AMENDED AND RESTATED

CONSULTING SERVICES AGREEMENT

This Amended and Restated Consulting Services Agreement (this “Agreement”), dated as of May 11, 2017, by and between PPD Development, L.P., a Delaware limited partnership (the “Company”), Hellman & Friedman LP, a Delaware limited partnership (“Consultant”), and, solely for purposes of Section 1(a), Jaguar Holding Company I, a Delaware corporation (“Jaguar I”).

RECITALS

WHEREAS, Consultant, by and through its officers, employees, agents, representatives and Affiliates (as defined below), has expertise in, among other things, management of businesses and organizations, business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the strategic and financial (as opposed to operational) management of businesses; and

WHEREAS, the Company desires to avail itself of the expertise of Consultant in the aforesaid areas, in which it acknowledges the expertise of Consultant;

WHEREAS, Jaguar I and Consultant previously entered into that certain Consulting Services Agreement, dated as of December 5, 2011 (the “Prior Agreement”);

WHEREAS, Jaguar I desires to assign the Prior Agreement to the Company, effective concurrently with the execution of this Agreement;

WHEREAS, the parties desire to amend and restate the Prior Agreement in its entirety as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

Section 1. Amendment and Restatement; Appointment.

(a) The parties hereby irrevocably and unconditionally agree that (i) Jaguar I hereby assigns to the Company all of its right, title and interest in and to the Prior Agreement, and the Company hereby assumes and agrees to discharge and perform all of the obligations and liabilities of Jaguar I under the Prior Agreement and all references to the Company under the Prior Agreement shall be deemed to refer to PPD Development, L.P., in each case, effective concurrently with the execution of this Agreement, and (ii) the Prior Agreement is hereby amended and restated (and not terminated) in its entirety as set forth herein; provided, however, that, for the avoidance of doubt, nothing herein limits in any way Consultant’s rights (x) under the Prior Agreement (A) with respect to Advisory Fees (as defined in the Prior Agreement) or other compensation for services provided, or otherwise accrued prior to the date hereof, or (B) with respect to Out-of-Pocket Expenses (as defined in the Prior Agreement) accrued prior to the date hereof or (y) under Sections 6 through 13 of the Prior Agreement for any claims, actions, liabilities, damages, costs and expenses relating to matters occurring prior to the date hereof, but in no event shall Consultant receive payment, reimbursement or recovery from both Jaguar I and the Company with respect to the Prior Agreement. Consultant hereby acknowledges and agrees that (1) the Acquisition Transaction Fee (as defined in the Prior Agreement) has been paid in full and (2) no compensation or fees shall be paid to Consultant under the Prior Agreement or this Agreement with respect to the transactions contemplated by the Merger Agreement (as defined below).

(b) The Company hereby appoints Consultant to render the advisory and consulting services described in Section 2 hereof on the terms and conditions set forth in this Agreement.

Section 2. Services.

(a) The Company hereby engages Consultant to provide to the Company, by and through such of Consultant’s officers, employees, agents, representatives and Affiliates as Consultant, in its sole discretion, shall designate (the “Consultant Designees”), from time to time as requested by the Company and mutually agreed by the Company and Consultant, advisory, consulting and other services in relation to, among other things, development and execution of business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the strategic and financial (as opposed to operational) management of the businesses of the Company and its subsidiaries (the “Consulting Services”). The “Consulting Services” do not include any services related to the day-to-day operation, management or supervision of the business or facilities of the Company and its subsidiaries, including, without limitation, facility or business budget analysis, health or safety matters, regulatory compliance or policy and procedure development (the “Excluded Services”), it being understood that Consultant will not provide and shall not be deemed to have any knowledge of activities constituting the Excluded Services. Further, in providing the Consulting Services or otherwise, Consultant shall not be deemed to be acting in concert with the Company or any of its subsidiaries, including, without limitation, for purposes of the Company’s compliance with any and all consent decrees to which the Company is party or may be party in the future. As used herein, the term “Affiliate” of any specified person or entity means any person or entity controlling, controlled by or under common control with such specified person or entity. Nothing herein shall require Consultant to engage in any activities as a broker-dealer or investment advisor under the laws of any jurisdiction in which it performs services. For the avoidance of doubt, it is understood that Consultant will not have any obligation to provide any services other than the Consulting Services to the Company or its subsidiaries absent an agreement between Consultant and the Company or its subsidiaries over the scope of such other services and the payment therefor.

(b) It is acknowledged and agreed that, from time to time, Consultant may be requested to perform services, in addition to the Consulting Services for which Consultant, if Consultant agrees to perform and does perform such services, will be entitled to additional compensation, as set forth in Section 3(b) below.

Section 3. Fees.

(a) In consideration of the performance of the Consulting Services contemplated by Section 2(a) hereof, for each calendar year, the Company agrees to pay to Consultant (or its designee) a non-refundable and irrevocable annual fee equal to the Applicable Percentage of Consolidated EBITDA (as defined below) of Jaguar I for the immediately preceding calendar year, in cash (the “Annual Fee” and, together with any fees payable pursuant to Section 3(b) hereof, the “Consulting Fees”). The Annual Fee shall be payable in advance in quarterly installments beginning on June 30, 2017 (the “Initial Payment Date”). For the purposes of this Agreement, (x) “Applicable Percentage” means (I) 0.2074% for purposes of calculating any quarterly payment made during the period prior to the Closing Date (as defined in the Merger Agreement) and (II) 0.3522% for purposes of calculating any quarterly payment made during the period from and after the Closing Date and (y) “Consolidated EBITDA” has the meaning ascribed to it in that certain Credit Agreement dated as of August 18, 2015, as amended, restated, supplemented or otherwise modified, among Jaguar Holding Company II, a Delaware corporation, Pharmaceutical Product Development, LLC, a Delaware limited liability company, Jaguar I, and the lenders and certain other parties thereto. Notwithstanding anything herein to the contrary, the first quarterly payment made on or after the Initial Payment Date shall be increased by an amount equal to (x) the excess of (1) the amount of the quarterly payment for such quarter calculated in accordance with this Section 3(a) if the Applicable Percentage set forth in clause (II) of the definition of Applicable Percentage is used over (2) the amount of the quarterly payment made to Consultant under Section 3(b) of the Prior Agreement for the quarter in which the Closing (as defined in the Merger Agreement) occurs, multiplied by (y) a fraction the numerator of which is the number of days in the period beginning on the day immediately following the Closing Date and ending on June 30, 2017 and the denominator of which is 91.

(b) In consideration of any services, other than the Consulting Services, that may be provided by Consultant to the Company from time to time during the term of this Agreement, Consultant shall be entitled to receive such additional compensation as agreed upon by the Company and Consultant.

(c) Notwithstanding any other provision in this Agreement, the Company shall have the right to deduct and withhold from any payments of any consideration hereunder the amount of any federal, state, local, foreign or other taxes, duties, assessments in the nature of a tax imposed by a governmental or entity or tax authority (“Taxes”) it is required by law to deduct and withhold with respect to the making of such payment. Prior to any payment under this Agreement, Consultant shall have delivered to the Company or Jaguar I a duly executed and properly completed IRS Form W-9. Consultant shall cause any Permitted Sponsor Transferee to which an assignment is made under Section 9 hereof and any other party receiving consideration from the Company under this Agreement to provide duly executed and properly completed IRS Forms W-8 or W-9, as applicable, prior to receiving any consideration under this Agreement and such other documentation as may be reasonably requested by the Company in connection with its determination of its obligation to withhold Taxes. After the occurrence of any change in circumstances that makes any IRS Forms and/or other documentation previously provided to the Company relating to withholding no longer accurate and complete, Consultant shall promptly, and in all events prior to the party having provided such forms and/or documentation receiving any additional consideration from the Company under this Agreement, cause such party to provide to the Company revised, accurate and complete IRS Forms and/or other documentation, as the case may be. Any such taxes deducted or withheld pursuant this Section 3(c) shall be remitted to the applicable governmental authority and shall be treated for all purposes of this Agreement as having been paid to the party in respect of whom such deduction and withholding was made. The Company shall, upon written request, furnish to the party in respect of whom such deduction and withholding was made official receipts or copies thereof or such other reasonable documentation evidencing the payment of any such Taxes. Consultant agrees to indemnify, defend and hold harmless the Company from and against any losses, liabilities, taxes, interest, penalties, damages, costs or expenses, including reasonable attorneys’ fees and expenses (collectively, the “Tax Withholding Damages”), arising out of or in connection with any failure by or liability of the Company to withhold and pay over to any governmental entity any portion of any consideration paid pursuant to or as contemplated by this Agreement; provided that the Company shall only be entitled to indemnification for Tax Withholding Damages if (and only to the extent) the aggregate amount of Tax Withholding Damages exceeds $450,000.

Section 4. Out-of-Pocket Expenses.

In addition to the compensation payable to Consultant pursuant to Section 3 hereof, the Company shall, promptly at the request of Consultant, reimburse Consultant for, or at Consultant’s request, pay directly on Consultant’s behalf, the Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean all reasonable out-of-pocket expenses incurred or accrued by or on behalf of Consultant or its Affiliates in connection with performance of the Consulting Services or any other services provided under this Agreement, including, without limitation, (i) reasonable fees, expenses and disbursements of any counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) reasonable costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) reasonable transportation, per diem, regulatory filing, telephone calls, word processing expenses or any similar third-party expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon presentation by Consultant to the Company of the invoices in connection therewith.

Section 5. Termination.

(a) This Agreement will continue in full force and effect until the ten (10) year anniversary of the date hereof, at which time it shall terminate; provided, that this Agreement will terminate automatically in the event that (i) Consultant and its Affiliates collectively and beneficially fail to own at least fifteen percent (15%) of the outstanding voting securities of the Company, its successor, any parent entity of the Company or such successor or (ii) an officer, director, employee, associate or representative of Consultant or any of its Affiliates (other than an officer or employee of the Company or any of its subsidiaries) no longer serves as a member of the board of directors or similar governing body of the Company, its successor or any parent entity of the Company or such successor; provided, further, that (x) this Agreement may be terminated at any time by written notice to the Company from Consultant, (y) this Agreement shall automatically terminate upon a material breach not remedied within 30 days by Consultant or its Affiliates of this Agreement and (z) this Agreement shall terminate automatically immediately prior to the consummation of an initial public offering of equity securities of Eagle Holding Company I, a Delaware corporation (“Eagle”), any entity that directly or indirectly owns 100% of the equity securities of Eagle, one or more subsidiaries of

Eagle or any of the successors of Eagle or any of its subsidiaries. For the avoidance of doubt, termination of this Agreement will not relieve any party from liability for any breach of this Agreement at or prior to such termination. In the event of a termination of this Agreement, on the date of such termination, the Company will pay to Consultant (or its designee) all unpaid Consulting Fees due to Consultant with respect to periods ending on the date of termination and will reimburse Consultant for all Out-of-Pocket Expenses as of such date of termination.

(b) Sections 4 through 13 of this Agreement shall survive termination of this Agreement with respect to matters arising before or after such termination.

Section 6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither Consultant nor any Consultant Designee makes any representations or warranties, express or implied, in respect of the services to be provided by Consultant or the Consultant Designees hereunder. In no event will Consultant, any Consultant Designee or any of their respective former, current or future partners, members, managers, stockholders, Affiliates, associates, associated investment funds, officers, directors, employees, controlling persons, agents or representatives, or any former, current or future partners, members, stockholders, Affiliates, associates, associated investment funds, officer, directors, employees, controlling persons, agents or representatives of any of the foregoing (together with Consultant and the Consultant Designees, the “Consultant Related Parties”), be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Consultant or an Consultant Designee, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Consultant Related Parties currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which one or more Consultant Related Parties may serve as an advisor, a director or in some other capacity, and in recognition that the Consultant Related Parties have myriad duties to various investors and partners, and in anticipation that the Company and its subsidiaries, on the one hand, and the Consultant Related Parties, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company and its subsidiaries hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company and its subsidiaries as they may involve the Consultant Related Parties. Except as Consultant or any Consultant Designee may otherwise agree in writing after the date hereof:

(i) Each Consultant Related Party will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its subsidiaries), (B) to directly or indirectly do business with any client or customer of the Company or any of its subsidiaries, (C) to take any other action that such Consultant Related Party believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to persons or entities other than the Company and its subsidiaries, and (D) not to communicate or present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself or a persons or entities other than the Company and its subsidiaries, and to direct any such opportunity to another person or entity.

(ii) No Consultant Related Party will have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its subsidiaries or to refrain from any actions specified in Section 6(b)(i), and the Company, on behalf of itself and its subsidiaries, hereby renounces and waives any right to require any Consultant Related Party to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in this Section 6(b), no Consultant Related Party will be liable to the Company or any of its subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c) Release. The Company hereby irrevocably and unconditionally releases and forever discharges the Consultant Related Parties from any and all Indemnified Liabilities (as defined herein).

(d) Limitation of Liability. In no event will any Consultant Related Party be liable to the Company or any of its Affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, relating to, in connection with or arising out of this Agreement or the performance of the services contemplated hereby, before termination of this Agreement, including, without limitation, the services to be provided by Consultant or any Consultant Designees hereunder. In no event will any Consultant Related Party be liable for damages of any kind for any Indemnified Liability or for damages in excess of the fees received by Consultant hereunder for the service to which such act or omission relates.

(e) Other Consultant. In no event shall any Consultant Related Party be liable for any action or omission by Carlyle Investment Management L.L.C. (the “Other Consultant”) pursuant to the Consulting Agreement, dated as of the date hereof, between the Company and the Other Consultant, as amended from time to time.

(f) Accuracy of Information. The Company shall furnish or cause to be furnished to Consultant such information as Consultant believes reasonably appropriate to render the services contemplated by this Agreement (all such information so furnished, the “Information”). The Company recognizes and confirms that Consultant (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

Section 7. Indemnification.

(a) Subject to Section 3(c), the Company will indemnify, defend, exonerate and hold harmless the Consultant Related Parties from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, expenses and disbursements) incurred by the Consultant Related Parties or any of them before or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) this Agreement or that certain Agreement and Plan of Merger, dated as of April 26, 2017, (as amended, restated, supplemented or otherwise modified, the “Merger Agreement”), among Jaguar I, Eagle Holding Company I, Eagle Holding Company II, LLC, Eagle Reorganization Merger Sub, Inc. and Eagle Buyer, Inc., or any other agreements, documents, instruments or certificates entered into in connection with the transactions contemplated thereby or the financing thereof, or (ii) services provided by Consultant or any Consultant Designee to the Company or any of its subsidiaries from time to time pursuant to this Agreement (collectively, subject to the following proviso, the “Indemnified Liabilities”); provided that the foregoing indemnification rights will not be available (x) to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such actions, causes of action, suits, claims, liabilities, losses, damages, costs or expenses arose on account of such Consultant Related Party’s gross negligence or willful misconduct or (y) with respect to amounts payable, or incurred in connection with, Section 3(c), and in each case in clause (x) or (y) of this proviso, such amounts will be deemed not to be “Indemnified Liabilities”; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason (other than as a result of the application of the immediately foregoing proviso), the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Company will reimburse any Consultant Related Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Consultant Related Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Consultant Related Party is a party thereto. The Company agrees that it will not, without the prior written consent of the Consultant Related Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Consultant Related Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Consultant Related Party from all liability, without future obligation or prohibition on the part of the Consultant Related Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Consultant Related Party.

(b) The rights of any Consultant Related Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Consultant Related Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that each Consultant Related Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party). The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Indemnified Liability, (ii) the Company shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to any Consultant Related Party in respect of any Indemnified Liabilities, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) to indemnify such Consultant Related Party and/or advance expenses to such Consultant Related Party in respect of any proceeding shall be secondary to the obligations of the Company hereunder, (iv) the Company shall be required to indemnify each Consultant Related Party and advance expenses to each Consultant Related Party hereunder to the fullest extent provided herein without regard to any rights such Consultant Related Party may have against any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or insurer of any such person or entity and (v) the Company irrevocably waives, relinquishes and releases any other person or entity with whom or which any Consultant Related Party may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company hereunder. In the event any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, other Consultant Related Parties) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnified Liability to any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party).

Section 8. Amendments and Waivers.

No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement and, if and to the extent required pursuant to the Stockholders Agreement, dated as of the date hereof, among Eagle Holding Company I and the stockholders party thereto (as amended from time to time, the “Stockholders Agreement”), approved by the relevant Person(s) contemplated thereunder (the “Applicable Person”), and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

Section 9. Assignment; Successors; Third-Party Beneficiaries.

This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that, in the sole discretion of Consultant, Consultant may assign or transfer its duties or interests hereunder to one of its Affiliates that, under the Stockholders Agreement, would be a Permitted Sponsor Transferee (as defined in the Stockholders Agreement) of H&F Sponsor (as defined in the Stockholders Agreement). Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that (i) each of the Consultant Related Parties shall be third-party beneficiaries with respect to Sections 6 and 7 hereof, in each case entitled to enforce such provisions as though each such Consultant Related Party were a party to this Agreement and (ii) each Applicable Person shall be a third-party beneficiary with respect to Section 8, entitled to enforce such provisions as though each such Applicable Person were a party to this Agreement.

Section 10. Notices.

Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when delivered, if the same shall be sent by facsimile, email, overnight courier or hand delivery (subject to the receipt of any such delivery by facsimile or email being confirmed by the recipient thereof in a writing that is not automatically generated upon receipt of such facsimile or email). Notices shall be addressed to the parties at the following addresses (or at any other address such party shall provide from time to time to the other party pursuant to the notice requirements set forth in this Section 10):

If to Consultant:        c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Attn: [                    ]

E-mail: [                    ]

If to the Company:    c/o Pharmaceutical Product Development, Inc.

929 North Front Street

Wilmington, NC 28401

Attention: [                    ]

Facsimile: [                    ]

Email: [                    ]

Section 11. Entire Agreement.

This Agreement and the Stockholders Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

Section 12. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any Delaware state or federal court sitting in New Castle County in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10 hereof or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THOSE CONTEMPLATED BY SECTION 12(b)). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

Section 13. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

Section 14. Severability. If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not any way be affected or impaired thereby.

Section 15. Independent Contractor. The Consultant and the Consultant Designees shall perform all services to be provided hereunder as an independent contractor to the Company and not as employees, agents or representatives of the Company.

Section 16. Manner of Payments. Each payment made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by Consultant to the Company prior to such payment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above as set forth below.

HELLMAN & FRIEDMAN LP

By:	Hellman & Friedman LLC, its general partner

By:	/s/ P. Hunter Philbrick
Name:	P. Hunter Philbrick
Title:	Vice President

[Signature Page to Amended and Restated Consulting Services Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above as set forth below.

PPD DEVELOPMENT, L.P.

By:	PPD GP, LLC, its general partner

By:	/s/ B. Judd Hartman
Name:	B. Judd Hartman
Title:	General Counsel and Secretary

[Signature Page to Amended and Restated Consulting Services Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above as set forth below.

JAGUAR HOLDING COMPANY I, solely for purposes of effecting the assignment contemplated by Section 1(a)

By:	/s/ B. Judd Hartman
Name:	B. Judd Hartman
Title:	General Counsel and Secretary

[Signature Page to Amended and Restated Consulting Services Agreement]